Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
     American Medical Systems Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: American Medical Systems Holdings, Inc. originally filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on March 17, 2000, which was amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 15, 2000, and a Certificate of Amendment filed with the Secretary of State of Delaware on March 4, 2005.
     SECOND: This Second Amended and Restated Certificate of Incorporation was duly adopted by and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.
     THIRD: This Second Amended and Restated Certificate of Incorporation not only restates and integrates, but also amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation, as amended.
     FOURTH: All amendments reflected in this Second Amended and Restated Certificate of Incorporation have been duly proposed by the Board of Directors of the corporation and adopted by the stockholders of the corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.
     FIFTH: The text of the Amended and Restated Certificate of Incorporation, as amended, of the corporation is hereby amended and restated to read in its entirety as follows.
ARTICLE I.
     The name of the corporation is:
     American Medical Systems Holdings, Inc. (the “Corporation”).
ARTICLE II.
     The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.
     The total authorized capital stock of the Corporation shall be Two Hundred Million (200,000,000) shares of common stock, $.01 par value per share.
ARTICLE V.
     In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.
ARTICLE VI.
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.
ARTICLE VII.
     Elections of directors need not be by written ballot.
ARTICLE VIII.
     (a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.
     (c) The indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.
     (d) Neither the amendment nor repeal of paragraph (a), (b) or (c), nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with paragraph (a), (b) or (c), shall eliminate or reduce the effect of paragraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to paragraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
     (e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he or she:
     (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders;
     (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;
     (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

     (iv) shall have derived an improper personal benefit.
     If the General Corporation Law of the State of Delaware is amended after the date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
ARTICLE IX.
     The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) nor more than nine (9), which number shall be determined from time to time by the Board of Directors. The Directors shall be divided into three (3) classes, as nearly equal in number as possible. The term of office of the first class shall expire at the 2001 annual meeting of the stockholders of the Corporation; the term of office of the second class shall expire at the 2002 annual meeting of the stockholders of the Corporation; and the term of office of the third class shall expire at the 2003 annual meeting of the stockholders of the Corporation. At each annual meeting of the stockholders after such classification, the number of directors equal to the number of the class whose term expires on the day of such meeting shall be elected for a term of three (3) years. Directors shall hold office until expiration of the terms for which they were elected and qualified; provided, however, that a director may be removed from office as a director at any time by the stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director. If the office of any director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors or otherwise, a majority of the remaining directors, although less than a quorum, at a meeting called for that purpose, may choose a successor, who, unless removed for cause as set forth above, shall hold office until the expiration of the term of the class for which appointed or until a successor shall be elected and qualified. This Article IX may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than two-thirds of the outstanding voting power entitled to vote.
ARTICLE X.
     The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     Executed: May 4, 2006

/s/ Carmen Diersen
Secretary: Carmen Diersen

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